Exhibit 5.1

21 February 2020

Matter No.:350676

Doc Ref: 16772284.1

+1 441 278 7957

karoline.tauschke@conyers.com

Axovant Gene Therapies Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs,

Axovant Gene Therapies Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with an offering to be made pursuant to the prospectus (the “Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) comprised of a base prospectus included in a registration statement on Form S-3 (File No. 333-215387) (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on January 13, 2017, as supplemented by the prospectus supplement dated February 19, 2020, relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 14,031,336 of the Company’s common shares, par value US$0.00001 each (“Common Shares”) and pre-funded warrants (the “Warrants”) to purchase up to 3,301,998 Common Shares (the “Warrant Shares”) (the Common Shares, together with the Warrants and the Warrant Shares, the “Securities”), together with an additional 2,600,000 Common Shares, subject to an option granted to the Underwriters by the Company, such Common Shares to be sold through SVB Leerink LLC, as representatives of the several Underwriters named in the underwriting agreement (the "Underwriting Agreement") dated February 19, 2020 between the Company and the Underwriters (as defined therein).

For the purposes of giving this opinion, we have examined the following documents:

(i)            the Registration Statement;

(ii)           the Prospectus; and

(iii)          the Underwriting Agreement.

We have also reviewed the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Secretary of the Company on February 21, 2020, unanimous written resolutions of the board of directors of the Company dated February 19, 2020 and minutes of a meeting of the Pricing Committee of the board of directors of the Company held on February 19, 2020 (collectively, the "Resolutions"), a copy of the consent under the Exchange Control Act 1972 (and Regulations made thereunder) in respect of the issue and free transfer of the Securities given by the Bermuda Monetary Authority on 8 June 2015 (the “Consent”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and the Prospectus, and any other documents reviewed by us; (d) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended; (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein; (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (g) that the Company will have sufficient authorised capital to effect the issue of any Warrant Shares at the time of issuance, whether on the conversion, exchange or exercise of any Warrants; (h) that the issuance and sale of and payment for the Securities will be in accordance with the Registration Statement, the Prospectus and the Underwriting Agreement; (i) that the form of individual agreements constituting the Warrants (the “Warrant Documents”) filed as an Exhibit to the Current Report on Form 8-K filed on February 21, 2020, will be duly executed and delivered by or on behalf of the Company and will be valid and binding in accordance with its terms pursuant to its governing law; (j) that the Company’s Common Shares and Warrant Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the “Companies Act”), which includes The Nasdaq Global Select Market, at the time of the issuance of any Common Shares and Warrant Shares; (k) that the Consent will not have been revoked or amended at the time of issuance of the Securities; and (l) that, upon the issue of any Common Shares or Warrant Shares, the Company will receive consideration for the issue price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of, the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the Registration Statement, the Prospectus and the Underwriting Agreement, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

3.	When issued and paid for in accordance with the Warrant Documents, the Warrant Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Warrant Shares).

4.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Warrant Documents.

We hereby consent to (i) the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about February 21, 2020 for incorporation by reference into the Registration Statement, and (ii) to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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